CONFIDENTIAL
Execution Version

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

Dated December 30, 2014

By and Between

Cytos Biotechnology Ltd

and

OnCore Biopharma, Inc.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of December 30, 2014 (the “Execution Date”) by and between Cytos Biotechnology Ltd, a Swiss company having a place of business at Wagistrasse 25, 8952 Schlieren, Switzerland (“Licensor”), and OnCore Biopharma, Inc., a Delaware corporation having a place of business at 3805 Old Easton Road, Doylestown, PA 18902, USA (“OnCore”). Licensor and OnCore may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Licensor is engaged in the development of products based on its Qb VLP platform technology and owns certain intellectual property covering Licensed Compounds and Licensed Products;

WHEREAS, OnCore is engaged in the research, development, and manufacturing of pharmaceutical products for the treatment of hepatitis and is interested in developing, manufacturing and commercializing Licensed Products for the treatment of hepatitis and potentially other viral infections; and

WHEREAS, OnCore desires to license from Licensor and Licensor wishes to license to OnCore, on an exclusive basis, the right to develop, manufacture and commercialize Licensed Compounds and Licensed Products in the Field.

Now, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1     “Additional Fields” mean the diagnosis, prevention and/or treatment of any viral infections other than influenza virus infections and hepatitis virus infections, with each viral infection representing a single “Additional Field.”

1.2     “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered Licensed Product, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.

1.3     “Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.4     “Baseline Data” means any and all in vitro or in vivo efficacy, safety or toxicology data, whether preclinical or clinical, relating in any way to the use of a product comprising a Qb VLP for the diagnosis, prevention and/or treatment of any and all viral infections for which an Offer Notice was provided, which is in the possession of Licensor and which Licensor may rightfully provide to OnCore. Licensor shall use its best efforts to obtain any and all data that would otherwise be Baseline Data but for Licensor’s inability to rightfully provide it to OnCore.

1.5     “Business Day” means a day other than Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.6     “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Closing Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.7     “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Closing Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.8     “Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

1.9     “Claim” means any claim, action, lawsuit, legal proceeding, litigation, arbitration, inquiry, audit, investigation or action brought, conducted or heard by or before any Regulatory Authority.

1.10    “Combination Licensed Product” means a Licensed Product that includes one or more active ingredients in addition to a Licensed Compound, and is sold either as a fixed dose or as separate doses as one product.

1.11    “Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a Marketing Authorization Application for a Licensed Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of Licensed Compounds or Licensed Products, and interacting with Regulatory Authorities regarding any of the foregoing.

1.12    “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of Licensed Compound or Licensed Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as Licensed Compound or Licensed Product and having profit potential and strategic value comparable to that of Licensed Compound or Licensed Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Licensed Compound or Licensed Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts shall not mean that a Party guarantees that it shall actually accomplish the applicable task or objective.

1.13    “Competing Product” means any product for use in the Field.

1.14    “Compulsory License” means a compulsory license under Licensor Technology obtained by a Third Party through the order, decree, or grant of a competent Regulatory Authority or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in the Field in any country in the Territory.

1.15    “Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.16    “Controlled” means, with respect to (a) Intellectual Property or (b) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.17    “Copyrights” means (a) all copyrights and works of authorship, whether registered, published or unpublished or unregistered throughout the world; (b) any registrations and applications therefor; (c) rights to databases of any kind under the Laws of any jurisdiction; (d) all extensions and renewals thereof; and (e) any moral rights in or to the foregoing if available by Law of the applicable jurisdiction.

1.18    “Cover”, “Covering” or “Covered” means, with respect to Licensed Product, that the using, selling, or offering for sale of Licensed Product would, but for a license granted in this Agreement under the Licensor Patent Rights or OnCore Royalty Term Patent, infringe a Valid Claim of the Licensor Patent Rights or OnCore Royalty Term Patent in the country in which the activity occurs.

1.19    “CYT003” means a Qb VLP as further described on Schedule 1.19.

1.20    “Development” or “Develop” means, with respect to a Licensed Compound or Licensed Product, the performance of all preclinical and clinical development (including efficacy, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Compound or Licensed Product in the Territory.

1.21    “EMA” means the European Medicines Agency or a successor agency thereto.

1.22    “Encumbrance” means any pledge, charge, claim, encumbrance, security interest, mortgage, easement, lien, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership (whether arising by contract or by operation of Law).

1.23    “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.24    “Executive Officers” means, together, the Chief Executive Officer of OnCore and the Chief Executive Officer of Licensor.

1.25    “Existing Licenses” means the existing license agreements between Licensor and [***], between Licensor and [***], and between Licensor and [***].

1.26    “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.27    “Field” means the diagnosis, treatment and/or prevention of hepatitis viruses in humans and any Additional Fields included within this Agreement by exercise of the Field Option.

1.28    “First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of a Licensed Product in such country to a Third Party by OnCore, or any of its Affiliates or Sublicensees after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.29    “Fiscal Year” means OnCore’s fiscal year as may be changed from time to time and which is currently from January 1 to December 31.

1.30    “GAAP” means generally accepted accounting principles of the United States (in the case of OnCore) or Switzerland (in the case of Licensor) from time to time in force and effect, applicable as of the date on which such accounting principles are to be applied or on which any calculation or determination is required to be made, or such other internationally recognized financial reporting standards, such as IFRS, as may be used by a Party in the preparation of its financial statements.

1.31    “Generic Competition” means the sale of Generic Product(s) in a country or other jurisdiction by one or more Third Parties.

1.32    “Generic Product” means, with respect to a Licensed Product, any product that (a) is sold by a Third Party that is not a licensee or Sublicensee of OnCore or its Affiliates, or any of their licensees or Sublicensees, (b) contains the Licensed Compound as an active ingredient, and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto. A Licensed Product licensed or produced by OnCore (i.e., an authorized generic product) shall not constitute a Generic Product.

1.33    “Intellectual Property” means all rights in (a) Patent Rights, (b) trademarks and service marks (whether registered or not), trademark and service mark applications and registrations, trade names, trade dress, logos, slogans, (c) Copyrights, (d) Know-How, and (e) technology, software, trade secrets, rights in domain names and web pages, rights in designs, and other intellectual property rights, other than off-the-shelf computer programs, in all cases whether or not registered or registrable and including registrations and applications for registrations of these and rights to apply for same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.

1.34    “Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case report forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.35    “Knowledge” means, with respect to a matter that is the subject of a given representation, or warranty of Licensor, the knowledge, information or belief of any officer or director of Licensor, or such other employee of Licensor who would reasonably be expected have knowledge of the matter in question, has, or should reasonably be expected to have, after making reasonable inquiry into the relevant subject matter. “Knowingly” means with Knowledge.

1.36    “Law” or “Laws” means any and all applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates or (sub)licensees in carrying out activities hereunder or to which any of the Parties or their respective Affiliates or (sub)licensees in carrying out the activities hereunder is subject, that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including the International Conference on Harmonisation (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory, as applicable.

1.37    “Licensed Compound” means all Qb VLPs, including CYT003, containing least one of the following:

(a)     a TLR9 agonist encapsulated within said Qb VLP, and wherein said Qb VLP is not conjugated with any other molecule;

(b)     a TLR9 agonist encapsulated within said Qb VLP, and wherein said Qb VLP is conjugated with [***], or with [***];

(c)     a TLR7 agonist, including without limitation [***], encapsulated within said Qb VLP, and wherein said Qb VLP is not conjugated with any other molecule;

(d)     a TLR7 agonist, including without limitation [***], encapsulated within said Qb VLP, and wherein said Qb VLP is conjugated with [***];

(e)     a RIG-I agonist encapsulated within said Qb VLP, and wherein said Qb VLP is not conjugated with any other molecule; or

(f)     a RIG-I agonist encapsulated within said Qb VLP, and wherein said Qb VLP is conjugated with [***].

1.38    “Licensed Compound Series” means any one of the Licensed Compounds in Section 1.37(a) - 1.37(f) referred to individually.

1.39    “Licensed Product” means any product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or preclinical or clinical development that contains or comprises one or more Licensed Compounds.

1.40    “Licensor Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against Licensor that are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for Licensor; (c) proceedings are instituted by or against Licensor for corporate reorganization, dissolution, liquidation or winding-up of Licensor, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of Licensor are seized or attached and not released within sixty (60) days thereafter.

1.41    “Licensor Copyrights” means all Copyrights that are Controlled by Licensor or any of its Affiliates, as of the Execution Date or at any time thereafter during the Term and are necessary or useful in the research, Development, manufacture, use, or Commercialization of a Licensed Compound or Licensed Product.

1.42    “Licensor Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates, as of the Execution Date or at any time thereafter during the Term, and is necessary or useful in the research, Development, manufacture, use, or Commercialization of a Licensed Compound or Licensed Product. The Licensor Know-How shall include all KnowHow set forth on Schedule 1.42.

1.43    “Licensor Materials” means the materials set forth on Schedule 1.43.

1.44    “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates, as of the Execution Date or at any time thereafter during the Term, and that are necessary or useful for the research, Development, manufacture, use, or Commercialization of a Licensed Compound or Licensed Product or that otherwise claim or cover the Licensor Know-How. Listed on Schedule 1.44 are all Licensor Patents existing as of the Effective Date; provided, that Licensor shall update Schedule 1.44 from time to time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that are necessary or useful for the research, Development, manufacture, use, or Commercialization of a Licensed Compound or Licensed Product. Licensor Patents expressly exclude Patent Rights Controlled by an Affiliate of Licensor who becomes an Affiliate through a merger or acquisition by or of Licensor, which Patent Rights were Controlled by such Affiliate immediately prior to such merger or acquisition.

1.45    “Licensor Technology” means the Licensor Copyrights, Licensor Patents, the Licensor Know-How and the Licensor Materials, and all other Intellectual Property rights Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Execution Date that are necessary or useful for the research, Development, manufacture, use, or Commercialization of a Licensed Compound or Licensed Product.

1.46    “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country including pricing and pricing reimbursement approval.

1.47    “Marketing Authorization Application” or “MAA” shall mean an application or submission for Marketing Authorization of a pharmaceutical product filed with a Regulatory Authority to obtain marketing approval for such pharmaceutical product in a country or group of countries, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time

1.48    “Net Sales” means [***]:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***]; and

(h)	[***].

[***]:

(1)	[***].

(2)	[***].

(3)	[***].

(4)	[***].

(5)	[***].

[***].

1.49    “New Drug Application” means a new drug application filed with the FDA under 21 U.S.C. § 505(b)(1) (including amendments and supplements thereto) to obtain Regulatory Approval in the United States.

1.50    “OnCore Competitor” means any company that (itself or through an Affiliate) is developing or commercializing a Competing Product that is, or could reasonably be expected to be, in competition with any product that OnCore (itself or through an Affiliate) is developing or commercializing.

1.51    “OnCore Royalty Term Patent” means any Patent Right owned by OnCore that claims inventions based on Licensor Know-How that is specifically described on Schedule 1.42 made within [***] years after the Execution Date.

1.52    “Patent Rights” means: (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

1.53    “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.54    “Phase 1b POC Trial” means a clinical trial of a pharmaceutical product into infected patients with the primary purpose of determining safety, efficacy, metabolism, pharmacokinetic properties and clinical pharmacology of such product.

1.55    “Phase 1” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.56    “Phase 2” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.57    “Phase 3” means a human clinical trial of a Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.58    “Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.59    “Qb VLP” means a Q beta-derived virus like particle.

1.60    “Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.61    “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize Licensed Product shall include Price Approval.

1.62    “Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the EMEA or FDA or any other Regulatory Authority with respect to a Licensed Compound, a Licensed Product (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all data contained in any of the foregoing, including all regulatory authorizations, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.63    “RIG-I agonist” means [***] or any other molecule that activates retinoic acid-inducible gene I.

1.64    “RIG-I Licensed Product” means a Licensed Product containing a RIG-I agonist.

1.65    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of such Licensed Product in such country until the later of (a) the last date on which such Licensed Product is Covered by a Valid Claim within the Licensor Patents or any OnCore Royalty Term Patent in such country, (b) the date on which sale of such Licensed Product is no longer protected by regulatory data exclusivity in such country or (c) ten years following First Commercial Sale of such Licensed Product in such country; provided that this clause (c) shall only apply in the event that the Licensed Product is Covered by a Valid Claim within the Licensor Patents or any OnCore Royalty Term Patent at any time after the Execution Date.

1.66    “Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.67    “Sublicensee” means a Person other than an Affiliate of OnCore to which OnCore (or its Affiliate) has, pursuant to Section 4.2, granted sublicense rights under any of the license rights granted under Section 4.1; provided, that “Sublicensee” shall exclude distributors.

1.68    “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.69    “Technology and Program Transfer Plan” means the plan for the transfer of Licensor Know-How, Licensor Materials and Licensor’s CYT003 program, an outline of which is set forth on Schedule 1.69.

1.70    “Territory” means all the countries in the world.

1.71    “Third Party” means any Person other than Licensor, OnCore or any of their respective Affiliates.

1.72    “Third Party Action” means any Action made by a Third Party against either Party that claims that a Licensed Compound or Licensed Product, or its use, Development, manufacture or sale infringes or misappropriates such Third Party’s Intellectual Property rights.

1.73    “Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to research, Develop, manufacture, have made, import, export, use or Commercialize a Licensed Compound or Licensed Product.

1.74    “TLR agonist” means a molecule that activates Toll-like receptors.

1.75    “TLR7 agonist” means single-stranded RNA or any other TLR agonist that activates Toll-like receptor 7.

1.76    “TLR7 Licensed Product” means a Licensed Product containing a TLR7 agonist.

1.77    “TLR9 agonist” means unmethylated CpG Oligodeoxynucleotide DNA or any other TLR agonist that activates Toll-like receptor 9.

1.78    “TLR9 Licensed Product” means a Licensed Product containing a TLR9 agonist.

1.79    “United States” or “US” means the United States of America, its territories and possessions.

1.80    “USD” or “$” means the lawful currency of the United States.

1.81    “Valid Claim” means a claim (a) of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or (b) of a patent application that is being diligently prosecuted and that has not been pending for more than [***] from the earliest filing date from which such patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned.

1.82    Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Action”	8.5.2
“Agreement”	Preamble
“Closing”	2.1
“Closing Date”	2.1
“Controlling Party”	8.6.3
“Development Support”	5.2
“Effective Date”	Preamble
“Existing Licenses”	8.4.1
“Field Option”	4.4.2
“Licensor”	Preamble
“Licensor Indemnitees”	11.1
“Manufacturing Support”	5.4
“No Shop Period”	3.3
“Offer Notice”	4.4.3
“OnCore”	Preamble
“OnCore Indemnitees”	11.2
“OnCore Patent”	8.4.4
“Option Exercise Notice”	4.4.2
“Net Sales-Based Milestone Payment”	7.4
“Net Sales-Based Milestone Table”	7.4
“Non-Escalable Dispute”	13.1
“Party” and “Parties”	Preamble
“Regulatory Support”	6.2
“Representatives”	5.2
“Right of First Refusal”	12.6.3
“Right of First Refusal Notice Period”	12.6.3(b)
“Rules”	13.3
“Term”	12.1

ARTICLE 2
CLOSING

2.1     Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on a date and at a time agreed by the Parties, but in no event later than the second Business Day following the date on which the conditions set forth in Section 2.3 below (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, at the offices of [***] (local time), or at such other place as the Parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.2     Deliveries at Closing. On the terms and subject to the conditions set forth herein, at the Closing, each Party shall deliver to the other Party (at the delivering Party’s cost and expense) such instruments and documents which the receiving Party may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby, each in form and substance reasonably satisfactory to the delivering Party. Without limiting the foregoing, at the Closing, Licensor shall deliver to OnCore a copy of an interim balance sheet based on going-concern values reviewed by Licensor’s independent auditor that confirms that Licensor is not overindebted in the sense of art. 725 para. 2 of the Swiss Code of Obligations as well as written confirmation of Licensor’s independent auditor that Licensor is not so overindebted.

2.3     Conditions to the Obligations of OnCore. The obligations of OnCore to consummate the Closing, shall, at the option of OnCore, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

2.3.1     Representations and Warranties. The representations and warranties of Licensor made in this Agreement shall be true and correct in all respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, in each case, except for those representations and warranties which expressly refer to facts existing at a specific date (which shall be true and correct as of such date).

2.3.2     Covenants. Licensor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Licensor on or before the Closing Date.

2.3.3     Bond Conversion. All publicly traded bonds of Licensor shall have been converted into equity.

2.3.4     Certificate. Licensor shall have delivered to OnCore a certificate dated the Closing Date and signed by an authorized officer of Licensor, to the effect that the conditions set forth in Sections 2.3.1, 2.3.2 and 2.3.3 have been satisfie.

2.3.5     Deliveries by Licensor. Licensor shall have delivered to OnCore at Closing all of the items specified to be delivered in Section 2.2 hereof.

2.3.6     Technology and Program Transfer Plan. The Parties shall have mutually agreed upon a final Technology and Program Transfer Plan, which plan shall be appended to Schedule 1.69 hereof.

2.4     Conditions to the Obligations of Licensor. The obligations of Licensor to consummate the Closing shall, at the option of Licensor, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

2.4.1     Representations and Warranties. The representations and warranties of OnCore made in this Agreement, without giving effect to any materiality or material adverse effect qualifications contained therein, shall be true and correct in all respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, in each case, except for those representations and warranties which expressly refer to facts existing at a specific date (which shall be true and correct as of such date).

2.4.2     Covenants. OnCore shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by OnCore on or before the Closing Date.

2.4.3     Deliveries by OnCore. OnCore shall have delivered to Licensor at Closing all of the items specified to be delivered by OnCore in Section 2.2 hereof.

2.4.4     Technology and Program Transfer Plan. The Parties shall have mutually agreed upon a final Technology and Program Transfer Plan, which plan shall be appended to Schedule 1.69 hereof.

ARTICLE 3
PRE-CLOSING COVENANTS

3.1     Access and Information. Without limiting Section 4.3 below, from and after the Execution Date until the earlier of the termination of this Agreement and the Closing, and in each case, subject to the confidentiality terms herein, Licensor shall afford OnCore and its representatives reasonable access, during regular business hours and upon reasonable advance notice, to the assets, books, records and employees relating to the Licensed Technology, Licensed Compounds and/or Licensed Products and/or all financial records of Licensor.

3.2     Conduct of Business. From and after Execution Date until the earlier of the termination of this Agreement and the Closing, except as otherwise contemplated by this Agreement or as OnCore shall otherwise consent in writing (which consent OnCore shall not unreasonably withhold, condition or delay), Licensor shall not:

3.2.1     sell, lease, license, transfer or dispose of any Licensed Technology or otherwise disclose any Confidential Information relating thereto, or mortgage, pledge or impose any Encumbrance (other than under the Existing Licenses) on any of the Licensed Technology;

3.2.2     dispose of or permit to lapse any rights in, to or for the use of any Licensed Technology;

3.2.3     cancel or compromise any material debt or claim owed to Licensor or waive any rights of material value relating to the Licensed Technology; or

3.2.4     authorize any of, or commit or agree to take any of the foregoing actions.

3.3     No Shop. From and after the Execution Date until the earlier of the termination of this Agreement and the Closing (the “No Shop Period”), Licensor shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, representatives and agents (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to, initiate, solicit or encourage any inquiry, proposal or offer from, or engage in any negotiations or discussions regarding any such inquiry, proposal or offer with, any Third Party (other than OnCore) regarding any direct or indirect acquisition, transfer, license or other grant of rights with respect to the Licensor Technology in the Field.

3.4     Materials Prior to Closing. Licensor shall provide OnCore, at OnCore’s expense, with certain Licensor Materials prior to the Closing, including such quantities of CYT003 and the associated analytical methods, as may be reasonably requested by OnCore for the purpose of enabling OnCore’s conduct of certain non-clinical research activities using such Licensor Materials. OnCore shall pay for such Licensor Materials according to the purchase price set forth in Schedule 1.43 pro rata based on the amount of materials transferred to OnCore.

ARTICLE 4
LICENSES AND OTHER RIGHTS

4.1     Grant of License to OnCore. Subject to the terms and conditions of this Agreement, Licensor hereby grants to OnCore and its Affiliates, effective as of the Closing Date, an exclusive (even as to Licensor) worldwide right and license (with the right to sublicense, subject to the provisions of Section 4.2) under the Licensor Technology to research, Develop, manufacture, have manufactured, use and Commercialize Licensed Compounds and Licensed Products in the Territory in the Field. Notwithstanding that the licenses are not effective until the Closing Date, Licensor grants to OnCore and its Affiliates the foregoing licenses to the extent necessary for OnCore to exercise its rights pursuant to Section 3.4.

4.2     Right to Sublicense. OnCore shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, through multiple tiers of Sublicensees, under the licenses granted in Section 4.1, provided that no sublicense or other right may be granted with respect to Licensor Technology, Licensed Compounds or Licensed Products in any Additional Field for a period of two (2) years after the exercise of the Field Option for such Additional Field without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.

4.3     Technology Transfer. After the Closing Date, Licensor shall make available to OnCore the Licensor Know-How and Licensor Materials and undertake the other activities set forth in the Technology and Program Transfer Plan in the manner and according to the schedule set forth therein. OnCore shall be responsible for certain costs as set forth in the Technology and Program Transfer Plan; provided, however, that except as provided in Section 3.4, OnCore shall not be required to make payments for any Licensor Materials until the later of (i) March 31, 2015 and (ii) the Closing Date. The technology transfers set forth in the Technology and Program Transfer Plan shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor Know-How, Licensor Materials and Regulatory Documentation are preserved in all material respects. In addition to implementing the Technology and Program Transfer Plan, during the Term, Licensor shall provide to OnCore full and prompt disclosure, but in no event less frequently than semi-annually, of any Licensor Technology that becomes Controlled by Licensor or any of its Affiliates after the Closing Date and that is necessary or useful to OnCore to conduct its activities or exercise its rights as contemplated hereunder and shall, in the case of Licensor Know-How, promptly following such disclosure, transfer to OnCore such Licensor Know-How.

4.4     Field Option.

4.4.1     Licensor shall not, and shall cause its Affiliates not to, grant to any Third Party any rights to the Licensor Technology in the Additional Fields, except in accordance with Section 4.4.3.

4.4.2     Licensor hereby grants to OnCore the first option (the “Field Option”) to expand the Field to include any Additional Fields in accordance with this Section 4.4. OnCore may, at any time during the Term and regardless of whether the Field Option has been previously exercised, give written notice (each an “Option Exercise Notice”) to Licensor that OnCore wishes to exercise its Field Option to include under this Agreement any Additional Fields. The Option Exercise Notice shall set forth the Additional Fields to which the Field Option shall apply. Effective upon the date of the Option Exercise Notice, the definition of Field shall be deemed to include the Additional Fields that are the subject of the Option Exercise Notice.

4.4.3     If a Third Party requests that Licensor grant any rights to the Licensor Technology in any Additional Fields that have not already been included in the Field, Licensor shall provide OnCore with written notice (each an “Offer Notice”) of such request. The Offer Notice shall set forth the Additional Fields requested by the Third Party and include all available Baseline Data. To the extent the Baseline Data is not sufficient for OnCore to make a reasonably informed decision regarding such Additional Field, OnCore shall so notify Licensor and the Parties shall confer regarding what additional data OnCore may reasonably require. OnCore shall have ninety (90) days from the later of (a) the effective date of the Offer Notice or (b) receipt of all Baseline Data (if not provided with the Offer Notice), in which to provide Licensor with an Option Exercise Notice covering such Additional Fields. Effective upon the date of the Option Exercise Notice, the definition of Field shall be deemed to include such Additional Fields. If OnCore does not provide such Option Exercise Notice within the ninety (90) day period, Licensor shall be free to grant a license to such Third Party under the Licensor Technology only with respect to the Additional Fields that were the subject of the Offer Notice and which are not already included within the Field.

4.4.4     Within [***] months from providing the Option Exercise Notice, OnCore shall commence the Development of at least one Licensed Product with respect to each Additional Field for which OnCore has exercised the Field Option pursuant to a research or development plan that in the exercise of OnCore’s prudent scientific and business judgment is consistent with the level of efforts OnCore would devote to a product at a similar stage in its product life and having profit potential and strategic value comparable to that of the Licensed Product for such Additional Field, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Licensed Product in such Additional Field.

4.5     Financial Reporting. On or before March 31 and September 30 of each year of the Term, Licensor shall provide to OnCore full and prompt disclosure, of Licensor’s financial condition, including a copy of an interim balance sheet based on going-concern values reviewed by Licensor’s independent auditor.

ARTICLE 5
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

5.1     Development of Licensed Product by OnCore. After the Closing Date, OnCore shall have the exclusive right and decision-making authority to research and Develop the Licensed Compounds and Licensed Products in the Field and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies OnCore believes appropriate to obtain Regulatory Approval for Licensed Products in the Field.

5.2     Licensor Support in Development. After the Closing Date, Licensor shall assist OnCore with Development of the Licensed Compounds and Licensed Products by making its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Licensor Technology, the Licensed Compounds or Licensed Products (including the properties and functions thereof), available to OnCore for scientific and technical explanations, advice and on-site support (collectively, the “Development Support”). All Development Support requested by OnCore shall be at OnCore’s expense and at industry standard rates

5.3     Commercialization. After the Closing Date, OnCore (or its Affiliates, Sublicensees or other Third Parties designated by OnCore) shall have the exclusive right and decision-making authority to Commercialize Licensed Products and Licensed Compounds in the Field.

5.4     Clinical and Commercial Manufacturing. After the Closing Date, OnCore (or its Affiliates, Sublicensees or other Third Parties designated by OnCore) shall have the exclusive right to manufacture the Licensed Compounds and Licensed Products for use in the Field. After the Closing Date, Licensor shall make Representatives that are knowledgeable regarding the Licensor Technology, the Licensed Compounds or Licensed Products available to OnCore for scientific and technical explanations, advice and on-site support, that may reasonably be required by OnCore, relating to the manufacture of a Licensed Compound and Licensed Product (the “Manufacturing Support”), including manufacturing scale-up. All such Manufacturing Support shall be at OnCore’s expense and at industry standard rates.

5.5     Diligence by OnCore. After the Closing Date, OnCore shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product in the Field and, to the extent OnCore exercises the Field Option for an Additional Field, in each Additional Field. OnCore shall have the exclusive right to determine, in its sole discretion, the launch strategy for a Licensed Product in the Field subject to its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other rights. Activities by OnCore’s Affiliates and Sublicensees shall be considered as OnCore’s activities under this Agreement for purposes of determining whether OnCore has complied with its obligation to use Commercially Reasonably Efforts. OnCore shall be relieved of its diligence obligations under this Section 5.5 starting from the date OnCore provides Licensor with a termination notice pursuant to Section 12.3 or Section 12.4, subject to the terms and conditions described in Section 12.5.2(a)(vii) .

5.6     OnCore’s Right to Subcontract. OnCore may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 4.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on OnCore’s behalf. Any subcontract granted or entered into by OnCore as contemplated by this Section 5.6 of the exercise or performance of all or any portion of the rights or obligations that OnCore may have under this Agreement shall not relieve OnCore from any of its obligations under this Agreement.

5.7     Trade Marks. After the Closing Date, as between Licensor and OnCore, OnCore shall have the sole authority to select trademarks for Licensed Products in the Field and shall own all such trademarks.

5.8     Reporting. OnCore shall, within [***] days of each anniversary of the Closing Date, provide Licensor with a written report summarizing in reasonable detail its major Development and, as applicable, Commercialization activities conducted since the last such report. All information and reports provided to Licensor pursuant to this Section 5.8 shall be treated as Confidential Information of OnCore hereunder. Notwithstanding the foregoing, OnCore’s obligation to provide reports under this Section 5.8 shall expire: (a) with respect to Development, upon receipt of Regulatory Approval for Licensed Product, and (b) with respect to Commercialization, upon the third anniversary of the First Commercial Sale of Licensed Product hereunder.

ARTICLE 6
REGULATORY MATTERS

6.1     Regulatory Filings. After the Closing Date, as between OnCore and Licensor, OnCore shall own and maintain all regulatory filings and Regulatory Approvals for Licensed Products in the Field, including all INDs and Marketing Authorization Applications.

6.2     Communications with Regulatory Authorities. After the Closing Date, OnCore (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Compounds and Licensed Products in the Field. After the Closing Date, Licensor shall not initiate, with respect to any Licensed Compound or Licensed Product in the Field, any meetings or contact with Regulatory Authorities without OnCore’s prior written consent. After the Closing Date, to the extent Licensor receives any written or oral communication from any Regulatory Authority relating to a Licensed Compound or Licensed Product in the Field, Licensor shall (a) refer such Regulatory Authority to OnCore, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify OnCore and provide OnCore with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. After the Closing Date, at the request of OnCore, Licensor shall make available to OnCore a Representative knowledgeable regarding the Licensor Technology, the Licensed Compounds or Licensed Products, who shall, together with the representatives of OnCore, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensor Technology (“Regulatory Support”). All such Regulatory Support shall be at OnCore’s expense and at industry standard rates.

6.3     Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable as of the Execution Date and thereafter during the Term in connection with Licensed Product safety data collection and reporting. After the Execution Date, if Licensor has or receives any information regarding any Adverse Event which may be related to the use of Licensed Product, then Licensor shall provide OnCore with all such information in English within such time that shall enable OnCore to comply with all Laws and relevant regulations and requirements. OnCore shall report to Licensor any Adverse Event culminating in death or permanent disability of a patient or subject who is administered Licensed Product.

6.4     Recalls. After the Closing Date, OnCore shall have the sole right to determine whether and how to implement a recall or other market withdrawal of a Licensed Product in the Field.

ARTICLE 7
FINANCIAL PROVISIONS

7.1     Development Milestones.

7.1.1     In partial consideration of the rights granted by Licensor to OnCore and subject to the terms and conditions set forth in this Agreement, OnCore shall pay to Licensor a milestone payment within [***] days after the achievement of each of the following milestones for the first Licensed Compound in a Licensed Compound Series developed and commercialized for diagnosis, prevention and treatment of hepatitis virus infections in humans and any additional virus infection included in the Field upon exercise of the Field Option, in each case only if such Licensed Compound was Covered by a Valid Claim within the Licensor Patents or any OnCore Royalty Term Patent at any time after the Execution Date:

Development Milestone	Payment (all in USD)
Upon enrollment of the first patient in the first Phase 1b POC Trial	[***]
Upon enrollment of the first patient in the first Phase 2 clinical trial	[***]
Upon enrollment of the first patient in the first Phase 3 clinical trial	[***]
Upon the first New Drug Application filing with the FDA for regulatory approval in the United States	[***]
Upon the first MAA filing for regulatory approval in the European Union	[***]
Upon the first New Drug Application or equivalent filing for regulatory approval in the first of: China, Japan, South Korea, Taiwan or Singapore	[***]
Upon the first approval of a New Drug Application in the United States	[***]
Upon the first approval of an MAA in the European Union	[***]
Upon the first approval of a New Drug Application or equivalent in the first of: China, Japan, South Korea, Taiwan or Singapore	[***]

7.1.2     Each milestone payment in this Section 7.1 shall be payable only upon the first achievement of such milestone in a particular indication for the first Licensed Product from the same Licensed Compound Series and no amounts shall be due for subsequent or repeated achievements of such milestone in such indication with Licensed Products from such Licensed Compound Series.

7.1.3     If the first Licensed Product in a Licensed Compound Series in a particular indication is abandoned for any reason prior to the First Commercial Sale and an additional Licensed Product in the same Licensed Compound Series for the same indication is advanced into clinical development, OnCore shall resume milestone payments starting at the event subsequent to the last milestone payment that was made with respect to the first Licensed Product in such Licensed Compound Series.

7.1.4     If a development milestone event based on the enrollment of the first patient in a particular clinical trial has not been achieved with a Licensed Product, but a subsequent development milestone event is achieved, then the milestone payment for the preceding milestone event shall become due and payable upon the achievement of such subsequent milestone event.

7.1.5     The maximum aggregate amount payable by OnCore pursuant to this Section for each Licensed Compound Series for a given indication is $67 million and for all Licensed Products for a given indication is [***].

7.2     Discontinuation Payment. In the event that development of a Licensed Product that has successfully completed a Phase 1b POC Trial is terminated by OnCore for reason other than safety or efficacy and no other Licensed Product containing the same agonist (i.e., a TLR9 agonist, TLR7 agonist or RIG-I agonist) remains under development, OnCore shall pay Licensor a one-time discontinuation payment of [***] within [***] days of such discontinuation. OnCore shall make this discontinuation payment only once in the Field (as defined as of the Execution Date) regardless of the number of Licensed Products that are discontinued in the Field, and only once for each of the Additional Fields with respect to which OnCore has exercised the Field Option regardless of the number of Licensed Products that are discontinued in such Additional Field. If OnCore fails to initiate research or development activities in such Additional Field within [***] months from providing the Option Exercise Notice, OnCore shall pay to Licensor a one-time discontinuation payment of [***]. If a discontinuation payment is due with respect to an Additional Field, the licenses granted under this Agreement shall automatically terminate with respect to such Additional Field.

7.3     Royalty Payments for Licensed Product.

7.3.1     Royalty Rate. As further consideration for the rights granted to OnCore hereunder, subject to Sections 7.3.2, 7.3.3 and 7.3.4, during each applicable Royalty Term, OnCore shall pay to Licensor a royalty on Net Sales of each Licensed Product in the Territory (excluding Net Sales of each Licensed Product in any country in the Territory for which the Royalty Term for such Licensed Product in such country has expired) during each Calendar Year at the following rates:

Net Sales in the Territory of all Licensed Products in a Calendar Year	Royalty Rate
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year less than [***]	[***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***] but less than [***]	[***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or greater than [***]	[***]

7.3.2     Royalty Step-Down. If, during the Royalty Term, there is (i) Generic Competition with a Licensed Product in a particular country, or (ii) no Valid Claim of a Licensor Patent or OnCore Royalty Term Patent covering a Licensed Product in a particular country, then, for such country, the royalties payable to Licensor for Net Sales of such Licensed Product in such country shall be reduced by [***] of the applicable royalty rate(s) set forth in Section 7.3.1.

7.3.3     Compulsory License. In the event that Licensor or OnCore receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then Licensor or OnCore (whoever has first notice) shall promptly notify the other Party. Thereafter, as of the date the Third Party obtained such Compulsory License in such country, the royalty rate payable under Section 7.3.1 to Licensor for Net Sales in such country shall be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such Licensed Product therein. In addition, should OnCore grant a Sublicense to a Third Party in any country to avoid the imposition of such a Compulsory License, the royalty rate payable under Section 7.3.1 to Licensor for Net Sales in such country shall also be adjusted to match any lower royalty rate payable by such Sublicensee for such country under such Sublicense.

7.3.4     Reductions for Third Party License Agreements. If OnCore or any of its Affiliates enter into a Third Party License Agreement(s) required to avoid or settle an alleged infringement of such Third Party’s Intellectual Property rights arising from the use, Development, manufacture or sale of a Licensed Compound or Mono Product, OnCore shall be entitled to deduct from any amount payable to Licensor under Section 7.3.1 [***] of any amounts paid by OnCore or such Affiliates pursuant to such Third Party License Agreement(s) in respect of the Licensed Product which gave rise to the payment obligation under Section 7.3.1; provided, that in no event shall the foregoing deduction reduce the amount due to Licensor pursuant to Section 7.3.1 for any Calendar Quarter by more than [***]. If, but for the proviso in the preceding sentence, the deduction under this Section 7.3.4 would have reduced a payment made by OnCore by more than [***], then the amount of such deduction that exceeds [***] will be carried over to subsequent payments until the full amount that OnCore would have been entitled to deduct (absent the above limitation) is deducted.

7.3.5     Timing of Payment. Royalties payable under Section 7.3 shall be payable on actual Net Sales and shall accrue at the time the payment for the sale of Licensed Product is received. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] after the end of each Calendar Quarter during which the royalty obligation accrued.

7.3.6     Royalty Reports and Records Retention. Within [***] after the end of each Calendar Quarter during which Licensed Product has been sold, OnCore shall deliver to Licensor, together with the applicable royalty payment due for such Calendar Quarter, a written report, on a Licensed Product-by-Licensed Product and a country-by-country basis, of Net Sales subject to royalty payments for such Calendar Quarter. Such report shall be deemed “Confidential Information” of OnCore subject to the obligations of ARTICLE 9 of this Agreement. For one year (unless OnCore’s, or any of its relevant Affiliate’s, internal company procedures require a shorter period) after each sale of Licensed Product occurs, OnCore shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

7.4     Sales Performance Milestones. In partial consideration of the license rights granted by Licensor to OnCore hereunder, in the event that the cumulative Net Sales in the Territory for all Licensed Products made by OnCore or any of its Affiliates or Sublicensees exceeds a threshold set forth in the left-hand column of the table immediately below (the “Net Sales-Based Milestone Table”), OnCore shall pay to Licensor a milestone payment (each, a “Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right column of the Net Sales-Based Milestone Table. Each Net Sales-Based Milestone Payment shall be due upon the later of (a) [***] after achievement of the applicable threshold or (b) for any payment other than the first Net Sales-Based Milestone Payment, the first Business Day of the next Fiscal Year following payment of the immediately preceding Net Sales-Based Milestone Payment. Each Net Sales-Based Milestone Payment is payable only on the first achievement of such milestone and the maximum aggregate amount payable by OnCore pursuant to this Section is [***].

Net Sales Performance Threshold	Payment
Cumulative Net Sales ≥ [***]	[***]
Cumulative Net Sales ≥ [***]	[***]
Cumulative Net Sales ≥ [***]	[***]
Cumulative Net Sales ≥ [***]	[***]

7.5     Mode of Payment and Currency. All payments to Licensor hereunder shall be made by deposit of USD in the requisite amount to such bank account as Licensor may from time to time designate by written notice to OnCore. With respect to sales not denominated in USD, OnCore shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting or other standard practice used for the preparation of its audited financial statements. Based on the resulting sales in USD, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

7.6     Legal Restrictions. If at any time legal restrictions prevent the remittance by OnCore of all or any part of royalties due on Net Sales in any country, OnCore shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Licensor in a bank or other depository selected by Licensor in such country.

7.7     Audits.

7.7.1     Audits Generally. During the Royalty Term and for one Calendar Year thereafter, and not more than once in each Calendar Year, OnCore shall permit, and shall cause its Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor, and reasonably acceptable to OnCore, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of OnCore and its Affiliates to verify the accuracy of the royalty reports and payments under this ARTICLE 7. Such review may cover the records for sales made in any Calendar Year ending not more than one year prior to the date of such request. The accounting firm shall disclose to Licensor and OnCore only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor.

7.7.2     Audit-Based Reconciliation. If such accounting firm concludes that additional amounts were owed during such period, and OnCore agrees with such calculation, OnCore shall pay the additional undisputed amounts within [***] after the date Licensor delivers to OnCore such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at OnCore’s request, shall be promptly reimbursed to OnCore.

If OnCore disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Licensor, to conduct a review, and if such firm concurs with the other accounting firm, OnCore shall make the required payment within [***] after the date OnCore receives the report of its accounting firm. If OnCore’s accounting firm does not concur, OnCore and Licensor shall meet and negotiate in good faith a resolution of the discrepancies between the two firms. Licensor shall pay for the cost of any audit, unless OnCore has underpaid Licensor by at least [***], in which case OnCore shall pay for the cost of the audit.

7.7.3     Audit Confidentiality. Each Party shall treat all information that it receives under this Section 7.7 in accordance with the confidentiality provisions of ARTICLE 9 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement. The terms of this Section 7.7 shall apply mutatis mutandis with respect to OnCore’s right to audit Licensor’s records related to those Out-of-Pocket Expenses for which Licensor seeks reimbursement hereunder.

7.8     Withholding Tax. Licensor shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to Licensor by OnCore or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, OnCore shall (a) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by OnCore hereunder; (b) pay the Taxes to the proper governmental body; (c) send evidence of the obligation together with proof of Tax payment to Licensor within [***] following such payment; (d) remit the net amount, after deductions or withholding made under this Section 7.8; and (e) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Licensor shall reimburse OnCore for OnCore’s reasonable and documented out-of-pocket expenses incurred in providing such assistance.

ARTICLE 8
INVENTIONS AND PATENTS

8.1     Patent Listing under Public Health Services Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 42 USC. §262(1)(3) (or any amendment or successor statute thereto) claiming that any Licensor Patents covering Licensed Compound or Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement shall not arise from the manufacture, use or sale of a product by a Third Party.

8.2     Listing of Patents. OnCore shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Licensed Products with Therapeutic Equivalence Evaluations (commonly referred to as the Orange Book), or any successor Law in the United States, together with any comparable Laws in any other country.

8.3     Further Assurances. Licensor shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology.

8.4     Patent Prosecution and Maintenance.

8.4.1     Licensor Patents.

(a)     OnCore shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name, using a mutually agreeable patent attorney or law firm. OnCore shall keep Licensor informed of the status of the filing and prosecution of Licensor Patents and related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and shall take into consideration the advice and recommendations of Licensor. At OnCore’s request, Licensor shall provide OnCore with reasonable assistance in prosecuting Licensor Patents to the extent possible, including providing such data in Licensor’s Control that is, in OnCore’s reasonable judgment, needed to support the prosecution of a Licensor Patent. The Parties acknowledge that the patents and patent applications set forth on Schedule 1.44 are the subject of the Existing Licenses. For so long as such Existing Licenses are in effect, such patents and patent applications are subject to certain priority and consent rights related to prosecution, enforcement and abandonment as provided in the Existing Licenses.

(b)     As of the Execution Date, OnCore shall bear the costs and expenses of filing, prosecuting and maintaining Licensor Patents; provided that, if Licensor grants rights to any Third Parties under any Licensor Patents in fields other than the Field, each such Third Party shall share equally with OnCore in such costs and expenses.

8.4.2     Election Not to file and Prosecute Licensor Patents. If OnCore elects not to file or to continue to prosecute or maintain a Licensor Patent in Licensor’s name in any country, then it shall notify Licensor in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or possession. In such case, Licensor shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent and OnCore shall provide to Licensor all unpublished patent applications and any other information and documents necessary to permit Licensor to take such action to establish or preserve any such Licensor Patent in such country or possession.

8.4.3     Patent Term Extension. OnCore shall be responsible, in Licensor’s name, for obtaining patent term extensions wherever available for Licensor Patents. Licensor shall provide OnCore with all relevant information, documentation and assistance in this respect as may reasonably be requested by OnCore. In the event that any election with respect to obtaining patent term extensions is to be made, OnCore shall have the right to make such elections, and Licensor shall abide by all such elections.

8.4.4     OnCore Patents. OnCore shall own any Know-How developed by OnCore or any of its Affiliates or a Third Party on behalf of OnCore and shall have the right, but not the obligation, to file, prosecute and maintain Patent Rights covering or claiming any such Know-How (“OnCore Patent”). OnCore shall bear all costs and expenses of filing, prosecuting and maintaining OnCore Patents and Licensor shall have no particular rights with respect thereto.

8.5     Enforcement of Patents and Know-How.

8.5.1     Notice.

(a)     The Parties acknowledge that the patents and patent applications set forth on Schedule 1.44 are the subject of the Existing Licenses. For so long as such Existing Licenses are in effect, such patents and patent applications are subject to certain priority and consent rights related to prosecution, enforcement and abandonment as provided in the Existing Licenses.

(b)     If either Party knows or believes that an infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other similar activity by a Third Party exists or has occurred with respect to any Licensor Technology, or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with all details that are known by such Party.

(c)     In the event that Licensor believes that an OnCore Patent, if any, is being infringed by a Third Party or if a Third Party claims that any OnCore Patent is invalid or unenforceable, Licensor shall notify OnCore and provide it with details of such infringement or claim.

8.5.2     Right to Bring an Action. OnCore shall have the exclusive right to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to the use or practice of a Licensor Patent in the Field (each, an “Action”) and to compromise or settle any such infringement or claim; provided, however, that in case such infringement also involves any product comprising IgE coupled to Qb VLPs or CYT003, then OnCore’s right shall be subject to the permission of Novartis and Pfizer that OnCore may initiate or participate in legal actions against such infringement, which permission Licensor shall use Commercially Reasonable Efforts to obtain. At OnCore’s request, Licensor shall immediately provide OnCore with all relevant documentation (as may be requested by OnCore) evidencing that OnCore is validly empowered by Licensor to take such an Action. Licensor is obligated to join OnCore in such Action if OnCore determines that it is necessary to demonstrate “standing to sue.” If OnCore does not intend to prosecute or defend an Action, OnCore shall promptly inform Licensor.

8.5.3     Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 11, the Party taking an Action under Section 8.5.2 shall pay all costs associated with such Action, other than (subject to Section 8.5.5) the expenses of the other Party if the other Party elects to join such Action (as provided in the last sentence of this paragraph); provided that, if OnCore is the Party who is taking such Action, then OnCore shall have the right to deduct [***] of its costs associated with such Action from any amounts due to Licensor pursuant to ARTICLE 7 hereof. Each Party shall have the right to join an Action relating to a Licensor Patent, at its own expense

8.5.4     Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Licensor Patent is invalid or unenforceable without the other Party’s prior written consent and, in the case of Licensor, Licensor may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect OnCore’s rights or benefits hereunder without OnCore’s prior written consent.

8.5.5     Reasonable Assistance. The Party not enforcing or defending Licensor Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement, on an on-going basis, of any reasonable out-of-pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance.

8.5.6     Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 8.5, whether by settlement or judgment, shall be allocated in the following order: (a) to reimburse the Party taking such Action for any costs incurred, which, if such Party is OnCore, shall be limited to those costs not deducted pursuant to Section 8.5.3 from amounts due to Licensor hereunder; (b) to reimburse Licensor, if it is the Party not taking such action for any costs deducted pursuant to Section 8.5.3 from the amounts due to Licensor hereunder; (c) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and (d) the remaining amount of such recovery shall be allocated to OnCore and deemed to be Net Sales for the Calendar Quarter in which the amount is paid and OnCore shall pay to Licensor a royalty on such remaining amount based on the royalty rates set forth in Section 7.3.

8.5.7     OnCore Patents. OnCore shall have the sole right and authority, but not the obligation, to enforce OnCore Patents against any Third Party infringer; provided that Licensor shall provide reasonable assistance to OnCore with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to OnCore’s reimbursement, on an on-going basis, of any out-of-pocket expenses incurred in providing such assistance.

8.6     Third Party Actions Claiming Infringement.

8.6.1     Notice. If a Party becomes aware of any Third Party Action, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

8.6.2     Right to Defend. OnCore shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action and to compromise or settle such Third Party Action. If OnCore declines or fails to assert its intention to defend such Third Party Action within [***] after sending (in the event that Licensor is the notifying Party) or receipt (in the event that OnCore is the notifying Party) of notice under Section 8.6.1 then Licensor shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

8.6.3     Consultation. The Party defending a Third Party Action pursuant to Section 8.6.2 shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party shall be entitled to be represented by independent counsel of its own choice at its own expense.

8.6.4     Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it shall promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal shall lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

8.6.5     Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 11, the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph); provided, that, without limitation of Licensor’s indemnification obligations under ARTICLE 11, if OnCore is the Controlling Party, OnCore shall have the right to deduct [***] of its costs associated with such Third Party Action from any amounts due to Licensor pursuant to ARTICLE 7 hereof. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

8.6.6     No Settlement Without Consent. Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Licensor Patent is invalid or unenforceable without the other Party’s prior written consent and, in the case of Licensor, Licensor may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect OnCore’s rights and benefits hereunder without OnCore’s prior written consent.

ARTICLE 9
CONFIDENTIALITY

9.1     Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, each Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:

9.1.1     is or becomes generally available to the public other than as a result of disclosure by the recipient;

9.1.2     is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

9.1.3     is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

9.1.4     is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

9.2     Permitted Disclosures. The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercise its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives. The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

9.3     Permitted Use.

9.3.1     Notwithstanding Section 9.1, OnCore may use Licensor’s Confidential Information for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

9.3.2     filing or prosecuting patent applications, subject to the terms of Section 8.3;

9.3.3     prosecuting or defending litigation;

9.3.4     conducting pre-clinical studies or clinical trials pursuant to this Agreement;

9.3.5     seeking or maintaining Regulatory Approval of Licensed Products; or

9.3.6     complying with Law, including securities Law and the rules of any securities exchange or market on which OnCore’s securities may be listed or traded.

9.3.7     In addition to the foregoing, OnCore may, in connection with the Development or Commercialization of Licensed Compounds and/or Licensed Products under this Agreement, disclose Confidential Information of Licensor to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

9.3.8     In connection with any permitted filing by either Party of this Agreement with any governmental body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

9.4     Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

9.5     Publications. Licensor shall not publish any information relating to a Licensed Compound or Licensed Product without the prior written consent of OnCore (which consent may be withheld or given in OnCore’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. OnCore shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Licensor. Licensor shall submit to OnCore for OnCore’s written approval (which approval be granted or denied in OnCore’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to a Licensed Product for review and approval at least [***] prior to submission for the proposed date of publication or presentation. Notwithstanding the foregoing, the terms and conditions of this Section 9.5 shall not apply with respect to Licensor’s publication of abstracts, posters, and manuscripts relating to data from the completed Phase 2b clinical trial of CYT003 in patients with moderate to severe asthma.

9.6     Publicity.

9.6.1     Publicity and Use of Names. In the event a Party desires to make a public disclosure announcing the transaction contemplated by this Agreement, such Party shall submit the proposed disclosure in writing to the other Party at least five Business Days prior to the date of disclosure to provide an opportunity to comment thereon. Only upon the approval of the other Party may such public disclosure be made. The Parties shall mutually agree on the timing and content of a joint press release regarding the execution and relevant details of this Agreement. Neither Party shall use the name of the other Party in any publicity, advertising or announcements or for any other commercial purpose without the prior written approval of the Party whose name is to be used.

9.6.2     Required Disclosure. In the event that either Party believes it is required to issue a press release or make another public announcement to comply with Law it may issue such press release or announcement if (a) the other Party agrees; or (b) it obtains an opinion of legal counsel, from a reputable law firm, that it is required to make such disclosure to comply with Law and, after receiving such opinion, provides the text of such planned disclosure to the other Party no less than [***] prior to disclosure.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1     Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date and as of the Closing Date:

10.1.1     such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

10.1.2     such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

10.1.3     this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any governmental body having authority over such Party; and

10.1.4     such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

10.2     Additional Representations and Warranties of Licensor. Licensor represents and warrants to OnCore that, as of the Execution Date and as of the Closing Date:

10.2.1     no consent by any Third Party or governmental authority is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

10.2.2     except for the claims detailed on Schedule 10.2.2, no claims have been asserted, or, to Licensor’s Knowledge, threatened by any Person, (a) challenging the validity, effectiveness, or ownership of Licensor Technology, and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or shall infringe on any Intellectual Property right of any Person;

10.2.3     to the Knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of Licensor Technology by any employee or former employee of Licensor, or any other Third Party;

10.2.4     to the Knowledge of Licensor, the Licensor Patents are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

10.2.5     except as disclosed in Schedule 10.2.5, the Licensor Patents listed on Schedule 1.44 constitute all Patent Rights owned or controlled by Licensor as of the Execution Date that are directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of Licensed Compounds and Licensed Products in the Field;

10.2.6     the Licensor Patents are not now and have not at any time in the past been pledged, hypothecated or in any way used to secure a loan or debt of any kind whatsoever;

10.2.7     the Licensor Know-How constitutes all Know-How owned or controlled by Licensor as of the Execution Date that is directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of Licensed Compounds and Licensed Products in the Field;

10.2.8     Licensor has not developed, subcontracted or licensed to a Third Party the right to develop or commercialize a Competing Product;

10.2.9     to the Knowledge of Licensor, no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Patent is invalid or unenforceable;

10.2.10    to Licensor’s Knowledge, without having made any inquiry with respect to the subject matter of this representation, OnCore’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Licensor Patents as permitted herein will not infringe any intellectual property rights of any Third Party to Develop and Commercialize Licensed Compound and Licensed Product in the Field. In addition, and without limiting the foregoing, Licensor represents and warrants to OnCore that, to Licensor’s Knowledge as of the Execution Date and as of the Closing Date, (a) OnCore’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Licensor Patents as permitted herein will not infringe any intellectual property rights of any Third Party specifically directed to unconjugated CYT003 and Qb VLPs encapsulating [***], and (b) the practice of the [***] described and enabled in [***] for the [***] and [***] will not infringe any intellectual property rights of any Third Party.

10.2.11    all issuance, renewal, maintenance and other material payments that are or have become finally due with respect to the Licensor Technology have been timely paid by or on behalf of Licensor;

10.2.12    all Licensor Patents have been properly filed, prosecuted and maintained;

10.2.13    it has the full right to provide the Licensor Materials to OnCore and to transfer to OnCore all right, title and interest in and to the Licensor Material to be provided to OnCore pursuant to this Agreement;

10.2.14    all Representatives of Licensor who have performed any activities on its behalf in connection with research regarding Licensed Compound or Licensed Product have assigned to Licensor the whole of their rights in any Intellectual Property made, discovered or developed by them as a result of such research, and no Third Party has any rights to any such Intellectual Property;

10.2.15    Licensor has all right, title and interest in and to the Licensor Technology and Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use that would preclude OnCore’s use of the Licensed Technology pursuant to the licenses granted in this Agreement;

10.2.16    Except as set forth in the Existing Licenses, Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party, including any rights with respect to Licensed Compound or Licensed Product, that would preclude OnCore’s use of the Licensed Technology pursuant to the licenses granted in this Agreement;

10.2.17    Except as disclosed in Schedule 10.2.5, the Licensor Copyrights, Licensor Patents and Licensor Know-How constitutes all of the Intellectual Property Controlled by Licensor, which, to the Knowledge of Licensor as of the Effective Date, could reasonably be expected to be necessary or useful in the research, Development, manufacture, import, export, use or Commercialization of Licensed Compound or Licensed Product;

10.2.18    all tangible information and data provided by or on behalf of Licensor to OnCore on or before the Closing Date in contemplation of this Agreement was and is true, accurate in all material respects, and Licensor has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

10.2.19    Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and shall not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to a Licensed Compound or Licensed Product;

10.2.20    all research and development related to Licensed Compounds and Licensed Products prior to the Effective Date has been conducted in all material respects in accordance with all applicable Laws; and

10.2.21    the materials to be provided to OnCore hereunder were (and at all times up until delivery of such materials hereunder shall remain) manufactured, packaged, labeled, tested, stored and handled in accordance with all Laws and specifications (including, to the extent applicable, release specifications as provided by Licensor to OnCore in writing prior to the Effective Date);

10.2.22    there are no (a) Claims relating to the Licensor Technology, the Licensed Compound or the Licensed Products pending or, to the Knowledge of Licensor, threatened against Licensor or any of its Affiliates; and (b) there are no Claims pending or, to the Knowledge of Licensor, threatened, that question the legality or propriety of the transactions contemplated by this Agreement or the consummation of the transactions contemplated herein or therein or which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

10.3     Covenant of Licensor. Licensor hereby covenants and agrees that the Licensor Patents shall not at any time in future be pledged, hypothecated or in any way used to secure a loan or debt of any kind whatsoever.

10.4     Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10, LICENSOR MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LICENSOR SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
INDEMNIFICATION AND INSURANCE

11.1     Indemnification by OnCore. OnCore shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) OnCore’s negligence or willful misconduct; (b) breach by OnCore of its representations or warranties set forth in this Agreement; or (c) the development of a Licensed Compound or Licensed Product by or on behalf of OnCore following the Closing Date; provided, however, that OnCore’s obligations pursuant to this Section 11.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, or (ii) with respect to claims or suits arising out of breach by Licensor of its representations, warranties or covenants set forth in this Agreement.

11.2     Indemnification by Licensor. Licensor shall indemnify, defend and hold OnCore and its Affiliates and each of their respective agents, employees, officers and directors (the “OnCore Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) Licensor’s negligence or willful misconduct; (b) breach by Licensor of its representations, warranties or covenants set forth in this Agreement; or (c) the development of a Licensed Compound or Licensed Product prior to the Closing Date or the development or commercialization of a Licensed Compound or Licensed Product outside of the Field; provided, however, that Licensor’s obligations pursuant to this Section 11.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of the OnCore Indemnitees or (ii) with respect to claims or suits arising out of a breach by OnCore of its representations or warranties set forth in ARTICLE 10.

11.3     No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR SECTION 11.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 9.

11.4     Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this ARTICLE 11, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this ARTICLE 11 with respect to claims or suits settled or compromised without its prior written consent.

11.5     Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the countries in which such Party operates. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party shall, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 11.5.

ARTICLE 12
TERM AND TERMINATION

12.1     Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 12, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the date on which the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country and the terms of Section 12.8 shall apply.

12.2     Pre-Closing Termination. This Agreement may be terminated at any time prior to the Closing by OnCore, by giving written notice to Seller on or after [***] after the date of this Agreement, if any of the conditions set forth in Section 2.3 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by OnCore.

12.3     Termination of the Agreement for Convenience. At any time after Closing, OnCore may, at its convenience, terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product or country-by-country basis, upon [***] prior written notice to Licensor.

12.4     Termination upon Material Breach.

12.4.1     Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***]. If such breach is not cured within [***] after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (b) a specific Licensed Product or Licensed Product(s), in which case this provision shall apply only to such affected Licensed Product or Licensed Product(s).

12.4.2     Sole Remedy. In the event that OnCore fails to fulfill its obligations under Section 5.5 (and does not cure such failure as provided in Section 12.4.1), Licensor’s sole and exclusive remedy shall be to terminate this Agreement as provided in Section 12.4.1 on a Licensed Product-by-Licensed Product basis.

12.4.3     Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with ARTICLE 13 hereof.

12.5     Effects of Termination.

12.5.1     Pre Closing. In the event of the termination of this Agreement in accordance with Section 12.2, this Agreement shall thereafter become void and have no effect, and neither party shall have any liability to the other party, except that the provisions of ARTICLE 9 (Confidentiality), ARTICLE 11 (Indemnification), this Section 12.5 (Effects of Termination), ARTICLE 13 (Dispute Resolution) and ARTICLE 14 (Miscellaneous Provisions), including the definitions incorporated in each of the foregoing provisions, shall remain in full force and effect. In addition, upon such termination, OnCore shall return to Licensor or, at OnCore’s option, destroy, at Licensor’s cost and expense, all Licensor Materials provided to OnCore as described in Section 3.4 and shall assign to Licensor any Intellectual Property rights generated by or on behalf of OnCore through the use or testing of such Licensor Materials.

12.5.2     Upon Termination At Will or for Material Breach.

(a)     Upon any termination of this Agreement pursuant to Section 12.3 or Section 12.4.1, the following terms and conditions shall apply with respect to such Licensed Product(s) and country(ies) as are the subject of such termination:

(i)     all licenses granted to OnCore under Section 4.1 shall terminate;

(ii)    other than for termination by OnCore pursuant to Section 12.4.1, OnCore shall, upon written request by Licensor and subject to Licensor assuming legal responsibility for any clinical trials of such Licensed Product(s) then ongoing, transfer to Licensor at Licensor’s cost and expense, all Regulatory Documentation and Regulatory Approvals prepared or obtained by or on behalf of OnCore prior to the date of such termination, to the extent solely related to such Licensed Product(s) and country(ies) and transferable, and OnCore shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for record-keeping purposes;

(iii)   OnCore shall return to Licensor or, at OnCore’s option, destroy, at Licensor’s cost and expense, all relevant records and materials in its possession or control containing or comprising the Licensor Know-How and the Licensor Materials, or such other Confidential Information of Licensor, to the extent solely related to such Licensed Product(s) and country(ies); provided, however, that OnCore shall have the right to retain one copy of such Licensor Know-How and one sample of Licensor Materials and such other Confidential Information of Licensor.

(iv)    OnCore shall (i) destroy any and all chemical, biological or physical materials relating to or comprising such Licensed Product(s), including clinical supplies of such Licensed Product(s), that are Controlled by OnCore, or (ii) sell such materials (in whole or in part) to Licensor at a price equal to [***], or (iii) sell such materials to a Third Party. Any clinical supplies of such Licensed Product(s) or other materials purchased by Licensor from OnCore shall be purchased on an “as is” basis with no representations or warranties.

(v)     To the extent not prohibited by Law, OnCore shall wind down any ongoing clinical trials with respect to such Licensed Product(s), or at Licensor’s option, transfer such clinical trials to Licensor at Licensor’s cost and expense, in which case Licensor shall purchase from OnCore the relevant clinical trial supplies of Licensed Product at [***].

(vi)    OnCore and its Affiliates and Sublicensees shall be entitled, during the [***] period following such termination, to sell any commercial inventory of such Licensed Product(s) which remains on hand as of the date of the termination, so long as OnCore pays to Licensor the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following [***] period shall be offered for sale to Licensor at a price equal to [***].

(vii)   Immediately following a notification of termination pursuant to Sections 12.3 or 12.4, the Parties shall agree upon a transition plan for the transition to Licensor of development and commercial activities then being conducted by OnCore to the extent solely related to such Licensed Product(s) and country(ies) and the wind-down of such activities by OnCore. Following such notification of termination, the diligence obligations in Section 5.5 shall no longer apply; provided, that OnCore uses Commercially Reasonable Efforts to carry out the activities assigned to it under the agreed upon transition plan provided that all activities conducted after the notice of termination in carrying out the transition plan shall be at the expense of Licensor and Licensor shall promptly reimburse OnCore for any such costs or expenses OnCore my incur.

(b)     Upon any termination of this Agreement, each of OnCore’s Sublicensees shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to Licensor (to the extent authorized therein); provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.

12.6     Rights on Bankruptcy or Insolvency; Right of First Negotiation.

12.6.1     Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

12.6.2     Continuing Rights. The Parties agree that OnCore, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of Licensor Bankruptcy Event, OnCore shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in OnCore’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon OnCore's written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by OnCore.

12.6.3     Right of First Refusal. In addition to the foregoing, in the event of a Licensor Bankruptcy Event, OnCore shall, to the extent allowed by Law, have a right of first refusal to purchase all of Licensor’s interest in Licensed Products and the Licensor Technology (the “Right of First Refusal”). The Right of First Refusal shall operate as follows:

(a)     Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to OnCore a reasonably detailed written notification of any Licensor Bankruptcy Event.

(b)     Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to OnCore a written notification of any Third Party offer made on a Licensed Compound, Licensed Product or Licensor Technology. For a period of up to [***] after OnCore receives such notice (such period, the “Right of First Refusal Notice Period”), it shall notify Licensor of its intention to exercise its Rights of First Refusal. In the event OnCore exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon OnCore and Licensor. For the avoidance of doubt, Licensor shall not enter into any agreement with a Third Party relating to Licensor’s interest in Licensed Products or Licensor Technology during the Right of First Refusal Notice Period.

12.7     Survival.

12.7.1     Notwithstanding the expiration or termination of this Agreement pursuant to Sections 12.3 or 12.4, the following provisions shall survive: ARTICLE 9, ARTICLE 11, ARTICLE 13 and ARTICLE 14; and Sections 10.4, 12.5, 12.7, 12.9 and any other provision that, by its terms or implication, is required to survive in order to give effect to any of the foregoing.

12.7.2     Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

12.8     Effects of Expiration. As of the effective date of expiration of the Royalty Term with respect to a given Licensed Product and country, the license from Licensor to OnCore under Section 4.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensor Technology to research, develop, manufacture, have manufactured, use and Commercialize Licensed Compound and such Licensed Product in the Field in such country.

12.9     Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 13
DISPUTE RESOLUTION

13.1     Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this ARTICLE 13 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters which under this Agreement OnCore has sole decision-making authority and/or discretion regarding (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by OnCore and shall not be part of the dispute resolution procedure set forth in this ARTICLE 13) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within [***] from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 13.2.

13.2     Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved by the Senior Executives for a period of [***] as set forth in Section 13.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within [***] after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***] period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

13.3     Arbitration. The Parties agree that, except as otherwise set forth in Section 13.1 or 13.2, any dispute, controversy or claim arising out of, related to or in connection with Agreement shall be finally determined by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the "Rules"), except as modified herein.

13.4     Arbitrators. Each Party shall select one arbitrator, and the two arbitrators so selected shall choose a third arbitrator. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, such arbitrator(s) shall be appointed in accordance with the Rules. Once an arbitrator is appointed, neither Party shall have any ex parte communication with such arbitrator.

13.5     Location. The arbitration proceedings shall be conducted in New York, NY, or such other location as may be agreed in writing by the Parties.

13.6     Language. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.

13.7     Making Employees Available. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed for the purposes of arbitration.

13.8     Award. Judgment upon an arbitral award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. The arbitrators shall not have authority to: (a) make any award that could not be made by a court of competent jurisdiction; or (b) modify the limitations on liability set forth herein or make any award in violation thereof. If requested by either Party, each Party shall, as a condition of receiving any award from the arbitrators, be required to, on behalf of itself and its Affiliates, and its and their respective, Representatives, predecessors, successors and assigns, fully, finally and irrevocably relinquish, release and discharge the other Party and its Affiliates, and its and their respective Representatives, predecessors, successors and assigns, from any and all claims, damages, liabilities, obligations, and causes of action, including indemnification claims, known or unknown, suspected or unsuspected, in law or equity, that were asserted, or that could have been asserted by such Party and its Affiliates, and its and their respective Representatives, predecessors, successors and assigns under or in connection with this Agreement arising prior to the date of such release.

13.9     Fees and Costs. The Parties shall: (a) share equally the fees and expenses of the arbitrators; and (b) bear their own attorneys’ fees and associated costs and expenses associated with any arbitration; provided that if the arbitrators determine that a Party was frivolous in bringing a claim it may award the other Party such fees, expenses and costs.

13.10    Confidentiality. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

13.11    Injunctive Relief. Subject to Section 12.4.2 and notwithstanding anything to the contrary set forth in this ARTICLE 13, a Party shall not be required to use the foregoing dispute resolution procedures or otherwise follow the provisions of this ARTICLE 13 with respect to any dispute to which a Party is seeking purely injunctive relief (including a temporary restraining order) or specific performance and such Party shall be entitled to seek relief before any court having jurisdiction over such dispute and the Parties hereto.

13.12    Jurisdiction. The Parties agree to accept the jurisdiction of, and not to contest the venue or forum of, the federal courts located in the State of Delaware for the purposes of enforcing awards entered on behalf of a Party pursuant to this ARTICLE 13 and for enforcing the agreements reflected in this ARTICLE 13, or to a state court in such jurisdiction if applicable Law precludes federal court jurisdiction. Notwithstanding anything in this Agreement to the contrary, each Party may also bring an action in any court of competent jurisdiction for purposes of causing the other Party to appear at, and submit to, arbitration or any court identified in this ARTICLE 13.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1     Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

14.2     Assignment.

14.2.1     Limitation. Subject to the provisions of this Section 14.2, neither this Agreement nor any of the rights and obligations of a Party under this Agreement shall be assigned to any person or entity, without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may, without the consent of the other Party, assign this Agreement or its rights or obligations under this Agreement: (a) to an Affiliate; (b) in connection with the transfer or sale of all or substantially all of its assets to which this Agreement relates; or (c) in the event of its merger or consolidation or change in control or similar transaction.

14.2.2     Continuing Obligations. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assignees. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement, and for clarity, in the event of an assignment to an Affiliate, the assignor party shall remain as principal obligor for all or any obligations and liabilities assigned to such Affiliate under the terms of this Agreement.

14.2.3     Void Assignments. Any assignment not in accordance with this Section 14.2 shall be void.

14.2.4     Assignment of Licensor Technology. Licensor shall not assign or transfer any Licensor Technology to any of its Affiliates or any Third Party without the prior written consent of OnCore.

14.3     Performance and Exercise by Affiliates. OnCore shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by OnCore; provided, however, that OnCore shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of OnCore hereunder shall be deemed to be a failure by OnCore to perform such obligations. For clarity, the foregoing means that OnCore may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.

14.4     Change of Control. In the event of a Change of Control of Licensor in which a OnCore Competitor acquires control (as defined in Section 1.3) of Licensor, then as from the date of such Change of Control, OnCore’s reporting obligations under Section 5.8 shall be limited to such information as is reasonably necessary for Licensor to determine whether payment may be due under Section 7.1.1.

14.5     Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.6     Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

14.7     Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

14.8     No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

14.9     Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

14.10    Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.11    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the State of New York.

14.12    Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to OnCore, addressed to:

OnCore Biopharma, Inc.
3805 Old Easton Road
Doylestown, PA 18902
Attn: [***]
Email: [***]

With a copy to:

[***]
Attn: [***]
Email: [***]

If to Licensor, addressed to:

Name:	Cytos Biotechnology AG
Street:	Wagistrasse 25
City:	8952 Schlieren
Country:	Switzerland
Attn:	CEO

With a copy to:

Name:	[***]
Street:	[***]
City:	[***]
Country:	[***]
Attn:	[***]
Email:	[***]

14.13    Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.14    Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

14.15    No Implied License. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other Intellectual Property right owned or controlled by OnCore or its Affiliates.

14.16    Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories.

14.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

CYTOS BIOTECHNOLOGY LTD	ONCORE BIOPHARMA INC.

By: ____________________________	By: ____________________________

Name: __________________________	Name: __________________________

Title: ___________________________	Title: ___________________________

SCHEDULE 1.19

CYT003 DESCRIPTION

[***]

1

SCHEDULE 1.42

LICENSOR KNOW-HOW

The Licensor Know-How will be compiled and mutually agreed by the Parties within [***] after the completion of the last step of the Technology and Program Transfer Plan.

2

SCHEDULE 1.43

LICENSOR MATERIALS

[***]

3

SCHEDULE 1.44

LICENSOR PATENTS

[***]

1

SCHEDULE 1.69

OUTLINE OF TECHNOLOGY AND PROGRAM TRANSFER PLAN

1	[***] TECHNOLOGY TRANSFER

1.1	Project Stakeholders and Contractual Status

[***]

1

1.2	Documents to be transfered

1.2.1	Documents to be transferred [***]

[***]

2

1.2.2	Documents to be transferred [***]

[***]

3

1.2.3	Documents to be transferred for [***]

[***]

4

1.2.4	Documents to be transferred for [***]

[***]

1.2.5	Preclinical reports on [***]

1.2.5.1	Non-GLP reports

[***]

5

1.2.5.2	GLP-reports (Toxicology Studies)

[***]

6

1.3	Material

[***]

7

2	[***] TECHNOLOGY TRANSFER

2.1	Documents to be transfered

2.1.1	Documents to be transferred [***]

[***]

2.1.2	Documents to be transferred [***]

[***]

8

2.1.3	Documents to be transfered [***]

[***]

2.1.4	Preclinical GLP safety reports [***]

[***]

9

2.1.5	Clinical summary [***]

[***]

2.2	Material

[***]

Completed Clinical Studies:

[***]

10

SCHEDULE 10.2.2

LICENSOR CLAIMS

None.

SCHEDULE 10.2.5

[***]